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                                   EXHIBIT 11

                      DH TECHNOLOGY, INC. AND SUBSIDIARIES
                      Computation of Net Income Per Share
                     (In thousands, except per share data)



                                                   THREE MONTHS ENDED          SIX MONTHS ENDED
                                                         JUNE 30                    JUNE 30
                                                  -------------------        -------------------
                                                   1995        1994           1995         1994
                                                  ------       ------        ------       ------
Primary and fully diluted:*

Average shares outstanding                         5,187        5,131         5,174        5,127

Net effect of dilutive stock
options and warrants based on
the treasury stock method using
average market price                                 323          244           312          223
                                                  ------       ------        ------       ------
Average common and common
equivalent shares outstanding                      5,510        5,375         5,486        5,350

Net income                                        $2,497       $1,989        $4,862       $3,795

Per share (primary and fully diluted)
Net income per share                                $.45         $.37          $.89         $.71
                                                  ======       ======        ======       ======





* There is no significant difference between primary and fully diluted earnings per share.






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